Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS ANNUAL RESULTS

ROANOKE, Va. (April 10, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), reports the following highlights from Form 10-K filed with the SEC on April 6, 2006.

Net income for the year ended December 31, 2005 was $681,360 compared to net income of $565,811for the year 2004 and $211,711 for year 2003.

 It is customary in the restaurant industry to operate with negative working capital.  The Company achieved a positive working capital surplus for three consecutive years of $2.0 million, $1.5 million, and $141,000 at December 31, 2005, 2004 and 2003, respectively.

During 2005, the company incurred one time charges of closed restaurant expenses of $350,000 relating to impairments of $128,000 associated with the buyout of a subleased property and $222,000 related to closing a company operation in Tennessee; and $320,000 of impairments associated with write downs of assets and related rents associated with a subleased property in Arkansas.  These charges were offset by gains on receipt of insurance proceeds of $1.2 million associated with two fire casualties on subleased premises in Georgia and a company operation in Maryland.

Western Sizzlin Corporation operates and franchises a total of 137 units in 19 states as of April 10, 2006 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA 24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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